EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Sequential Brands Group, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 of Sequential Brands Group, Inc. formerly People’s Liberation, Inc. (the “Company”), of our report dated March 30, 2012, relating to the Company’s 2011 financial statements which appear in Sequential Brands Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on April 1, 2013. We also consent to the reference to our firm under the caption “Experts.”

/s/ Weinberg & Company, P.A.

Los Angeles, California

May 9, 2013